EXHIBIT 21



                               Movie Gallery, Inc.

                              List of Subsidiaries



Name of Subsidiary                              State of Incorporation
------------------                              ----------------------

M.G.A., Inc.                                    Delaware
MovieGallery.com, Inc.                          Delaware
Movie Gallery Finance, Inc.                     Delaware